Exhibit 99.1
Advancing Housing and Community Growth FHLBNY: Financial Update February 27, 2009

HLBNY Financial Results: Key Messages · “Advances Bank” with strong performance record for customers and shareholders · 2008 results were solid amid the market turbulence · Balance sheet is conservatively positioned 1

HLBNY: A Conservative Low-Risk “Advances Bank” BALANCE SHEET COMPOSITION — 3Q08 Balances as a % of Total Assets Mortgage _____ Total Mortgage Advances _____ Loans _____ MBS _____ Assets Dallas 79% Chicago 36% 18% 54% New York 79% Indianapolis 15% 12% 27% San Francisco 77% Des Moines 12% 11% 23% Atlanta 77% Cincinnati 9% 14% 22% Boston 75% Topeka 4% 16% 20% Pittsburgh 73% Pittsburgh 6% 11% 17% Des Moines 73% Seattle 7% 10% 17% Cincinnati 65% Boston 5% 11% 16% Seattle 61% Dallas 0% 13% 13% Topeka 58% San Francisco 1% 12% 13% Indianapolis 53% Atlanta 2% 11% 13% Chicago 39% New York 1% 10% 11% Notes: Data as of 3Q08. Some percentages may not add due to rounding. 2

HLBNY: A Reliable Provider of Liquidity to Members HLBNY Advances Outstanding $110 $100 $90 $80 $70 $60 Billions $50 $40 $30 $20 $10 $- 4Q03 1Q04 2Q04 3Q04 4Q04 1Q05 2Q05 3Q05 4Q05 1Q06 2Q06 3Q06 4Q06 1Q07 2Q07 3Q07 4Q07 1Q08 2Q08 3Q08 4Q08 The FHLBanks have been a ready source of liquidity for members during the current crisis. 3

HLBNY Advances Rates to Members Have Been Attractive 3 Mo and 1 Yr HLB Fixed-Rate Advance vs. Respective LIBOR indices 100 50 0 -50 BPS -100 -150 -200 -250 1/2/07 2/2/07 3/2/07 4/2/07 5/2/07 6/2/07 7/2/07 8/2/07 9/2/07 10/2/07 11/2/07 12/2/07 1/2/08 2/2/08 3/2/08 4/2/08 5/2/08 6/2/08 7/2/08 8/2/08 9/2/08 10/2/08 11/2/08 12/2/08 3 Mo Spread 1 Yr Spread 4

HLBNY’s Borrower Base is Diverse Top 5 Borrowers ($ billions) Hudson City Savings Bank, $17.5 FSB Metropolitan Life Insurance $15.1 Company Top 5 Borrowers 51% Manufacturers and Traders $8.0 Trust Company New York Community Bank $7.8 Top 10 Borrowers 64% Astoria Federal Savings and $3.7 Loan Assn. Note: Par value of advances. Data as of 12/31/2008 5

HLBNY Balance Sheet Growth Continued in 2008 $140 $120 $100 $80 Billions $60 $40 $20 $- 2003 2004 2005 2006 2007 2008 Advances Total Assets 6

Income Performance Was Strong in 2008 HLBNY Net Income and Net Interest Income $800 $700 $600 $500 Billions $400 $300 $200 $100 $- 2003 2004 2005 2006 2007 2008 Net Income Net Interest Income 7

HLBNY Dividends Have Exceeded Market Indices



Percent
9.0
8.0
7.0
6.0
5.0
4.0
3.0
2.0
1.0
0.0
4Q03 1Q04 2Q04 3Q04 4Q04 1Q05 2Q05 3Q05 4Q05 1Q06 2Q06 3Q06 4Q06 1Q07 2Q07 3Q07 4Q07 1Q08 2Q08 3Q08 4Q08
HLB Dividend
3Mo LIBOR
Fed Funds

8

HLBNY: Profitable With Conservative Approach Return on Equity 10% 8% 6% 4% 2% 0% -2% -4% -6% -8% NYK _____ BOS _____ TOP _____ CIN _____ PIT _____ ATL _____ IND SFR _____ DAL _____ DSM _____ CHI _____ SEA YE 2007 YTD 2008 (3Q08) 9

HLBank Funding Conditions Improving But Remain Difficult Secondary Spread 120 100 80 60 40 20 Spread to LIBOR (bps)0 -20 -40 -60 6/30/07 7/30/07 8/30/07 9/30/07 10/30/07 11/30/07 12/30/07 1/30/08 2/29/08 3/30/08 4/30/08 5/30/08 6/30/08 7/30/08 8/30/08 9/30/08 10/30/08 11/30/08 12/30/08 2 Year 3 Year 5 Year 10

Private Label MBS is a Small Portion of the HLBNY’s Portfolio Private Label Portfolio ($million) $597 Prime Residential MBS Private AgenciesLabel 86% 14% $636 Subprime $230 Manufactured Housing $13 Alt-A $267 Commercial MBS Total MBS = $12.2 B The HLBNY’s non-prime MBS holdings are vintage 2003 and earlier. Note: Book values. Data as of 12/31/2008 11